THORNBURG INVESTMENT TRUST
Forms of Resolution
Approval of Fidelity Bond

     RESOLVED, that the Trustees approve the form of bonding coverage provided under that certain Federal Insurance Company investment company bond in the form presented to the meeting; and

     FURTHER RESOLVED, that the Trustees approve the allocation of premiums for the bonding coverage described in the preceding resolution; and

     FURTHER RESOLVED, that the Trustees approve the amount of bonding coverage, computed by applying the formula of Rule 17g-1 under the Investment Company Act of 1940 to the aggregate assets of the Trust; and

     FURTHER RESOLVED, that the Trustees authorize and direct the Trust's president (or other officers acting under his direction) to continue the agreement with Thornburg Investment Management, Inc. and Thornburg Securities Corporation for allocation of any recoveries under the bonding coverage described in the preceding resolutions, in accordance with Rule 17g-1 under the Investment Company Act of 1940; and

     FURTHER RESOLVED, that the Trust's principal financial officer, and his successors in that office, are hereby designated as the officers of the Trust who will make (or cause to be made) the filings and give (or cause to be given) the notices required by Rule 17g-1(g) under the Investment Company Act of 1940.